Exhibit 99.1

SandRidge Mississippian Trust I Announces Quarterly Distribution

SANDRIDGE MISSISSIPPIAN TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

AUSTIN, Texas October 24, 2013 — SANDRIDGE MISSISSIPPIAN TRUST I (NYSE: SDT) today announced a quarterly distribution for the three-month period ended September 30, 2013 (which primarily relates to production attributable to the Trust’s interests from June 1, 2013 through August 31, 2013) of $12.7 million, or $0.6029 per Common Unit. The Trust makes distributions on a quarterly basis approximately 60 days after the end of each quarter. The distribution is expected to occur on or before November 29, 2013 to holders of record as of the close of business on November 14, 2013.

During the three-month production period ended August 31, 2013, total sales volumes were lower than initial Trust estimates. This was due to lower oil volumes but was partially offset by higher natural gas production during the period. The decline in production from the previous period was mainly driven by the completion of the drilling obligation which occurred in the previous period. As no additional development wells will be drilled, the trust’s production is expected to decline each quarter during the remainder of its life. Although the gas production came in higher than projected, the additional production was offset by lower realized gas prices than initial estimates. The combination of lower oil production and lower realized gas prices resulted in quarterly income available for distribution below the amount needed to distribute the Subordination Threshold to the Common Units. As a result, the Subordinated Units will not receive a distribution.

The Trust owns royalty interests created from interests held by SandRidge Energy, Inc. (“SandRidge”) and its subsidiaries in oil and natural gas properties in the Mississippian formation in Alfalfa, Garfield, Grant, Major and Woods counties in Oklahoma and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil and natural gas prices and the amount and timing of the Trust’s administrative expenses, among other factors. Although there is no assurance of any minimum distribution in any quarterly period, during the subordination period (as described in the Trust’s filings), holders of Common Units will be entitled to receive an amount up to the “Subordination Threshold” (which varies from quarter to quarter) prior to any distribution being made for that quarter in respect of the Subordinated Units, all of which are held by SandRidge. If the amount available for distribution in any quarterly period is sufficient to distribute an amount equal to the Subordination Threshold to the holders of all units (including the Subordinated Units), any additional balance is distributed to holders of all units pro rata, up to the amount of the Incentive Threshold for the quarter. Trust units are entitled to receive 50% of any cash available for distribution in excess of the Incentive Threshold for the quarter. Because the Trust’s quarterly income available for distribution to the Common Units was $0.6029 per Common Unit, which was below the Subordination Threshold of $0.6128 per Common Unit for the quarter, no quarterly distribution will be paid to the Subordinated Units.

Volumes, price and distributable income available to unitholders for the period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl) (1)	102
Gas (MMcf)	1,162
Combined (MBoe)	296
Average Price
Oil (per Bbl) (1)	$92.21
Gas (per Mcf)	$4.04
Average Price - including impact of derivative settlements and post-production expenses
Oil (per Bbl) (1)	$91.79
Gas (per Mcf)	$3.54
Revenues
Royalty income	$14,115
Derivative settlements	16
Expenses	1,471
Distributable income available to unitholders	$12,660
Distributable income per Common Unit (21,000,000 units issued and outstanding)	$0.6029
Distributable income per Subordinated Unit (7,000,000 units issued and outstanding)	$0.0000

(1)         Includes natural gas liquids.

In addition to wells that were producing at the effective date of the assignment of the royalty interests to the Trust, SandRidge drilled, or caused to be drilled, 124 development wells within an area of mutual interest between January 1, 2011 and June 2013. Pursuant to a development agreement with the Trust, SandRidge was obligated to drill the development wells, determined by reference to SandRidge’s net revenue interest in a well and the perforated length of the well, by December 31, 2015.

On June 30, 2014, which is the end of the fourth full calendar quarter following SandRidge’s satisfaction of its drilling obligation with respect to the Trust Development Wells, the Subordinated Units will automatically convert into Common Units, distributions made to Common Units in respect of subsequent periods will no longer have the protection of the Subordination Threshold, and all Trust unitholders will share on a pro rata basis in the Trust’s distributions.

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Mississippian Trust I to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate, currently 39.6% for individuals, on the distribution made to foreign partners.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust I is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2012, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6531
919 Congress Avenue, Austin, TX 78701